Exhibit 99.1

Filed by Fleetwood Enterprises, Inc. pursuant to
Rule 425 under the Securities Act of 1933 and
Rule 13e-4 under the Securities Exchange Act of 1934
Subject Company: Fleetwood Enterprises, Inc.
Commission File No. 001-7699

FLEETWOOD COMPLETES REPURCHASE OF 5% DEBENTURES
WITH COMMON STOCK PURSUANT TO TERMS OF INDENTURE

Riverside, Calif., December 16, 2008 — Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that it has completed the offer, launched on November 6, 2008, to repurchase its remaining 5% convertible senior subordinated debentures with shares of its common stock, as required by the indenture governing the debentures. Approximately $19.9 million in aggregate principal amount of debentures were tendered and accepted in the offer, which expired at 5:00 p.m., New York City time, on December 15, 2008. As previously announced, approximately $79 million in aggregate principal amount of the debentures were tendered and accepted in Fleetwood’s previous exchange offer for new senior notes, which expired on December 11, 2008, and thus were no longer eligible to participate in the offer to repurchase the debentures for common stock. Pursuant to the terms of the indenture governing the debentures, Fleetwood will issue approximately 121.8 million shares of its common stock to repurchase the tendered debentures. The total number of shares was based on a price of $0.163 per share, which represents 95 percent of the average of the volume weighted prices of the common stock during the relevant 20-trading-day period. After issuance of these shares, Fleetwood expects the total number of outstanding shares of common stock to be approximately 209.2 million.

“The need to satisfy our debenture obligation while maintaining our liquidity has been successfully accomplished,” said Elden L. Smith, president and chief executive officer. “We were able to refinance $79 million of debt on terms that are reasonable in view of the historic dislocation in the worldwide credit markets. We also preserved liquidity by satisfying the remaining debentures with common stock, and we are now in a position to focus intensely on further restructuring our business operations and continuing to drive down our administrative overhead costs. And in the longer term, although many observers have anticipated a shakeout among the manufacturers in both RVs and manufactured housing, we at Fleetwood look forward with a great sense of pride to continuing our longstanding leadership role in both these industries.”

Important Information Regarding Exchange Offers

In connection with the two offers, registration statements on Form S-4, tender offer statements on Schedule TO, and related documents and amendments thereto relating to the offers have been filed by Fleetwood with the SEC. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the debentures are strongly advised to read the registration statements, tender offer statements and other related documents because these documents contain important information. Such holders may obtain copies of the exchange offer materials from MacKenzie Partners, the information agent for the offers, at 800-322-2885. These documents can

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also be obtained at no charge from Fleetwood or at the SEC’s website, http://www.sec.gov. Fleetwood did not make any recommendation to holders of debentures as to whether they should have tendered their securities pursuant to either offer.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit Fleetwood's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the volatility of our stock price and the risk of potential delisting from the NYSE; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may continue to reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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